UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 31, 2017, Jonathan Simpson-Dent, Chief Commercial Officer of Cardtronics plc (the “Company”), gave, and the Company accepted, notice of his intention to terminate his employment with the Company effective January 31, 2018 (the “Termination Date”).

In connection with the termination of Mr. Simpson-Dent’s employment, Cardtronics UK Limited, a subsidiary of the Company, and Mr. Simpson-Dent entered into a settlement agreement (the “Settlement Agreement”).  Pursuant to the Settlement Agreement, Mr. Simpson-Dent will remain in his current position through June 30, 2017, at which time he will transition into an advisory role for the remainder of his service with the Company.  The Settlement Agreement entitles Mr. Simpson-Dent to the following:

•                  his current salary and benefits through September 30, 2017;

•                  compensation on an “as needed” basis at a daily rate of £1,590 in an advisory capacity from October 1, 2017 through the Termination Date; and

•                  a bonus of £288,750 to be paid following the Termination Date, subject to certain requirements including Mr. Simpson-Dent’s continued service in an advisory capacity through the Termination Date and his execution of a release of claims.

Equity awards held by Mr. Simpson-Dent scheduled to vest prior to the Termination Date shall vest in accordance with the applicable vesting schedule, while any equity awards not vested as of the Termination Date shall be forfeited and deemed cancelled.

In addition, Mr. Simpson-Dent shall comply with certain non-competition, non-solicitation, non-disclosure and non-disparagement covenants.

Mr. Simpson-Dent’s termination of employment does not involve any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics plc

Date: April 4, 2017

	By:	/s/ Edward H. West
Name: Edward H. West
Title: Chief Financial Officer and Chief Operations Officer